Exhibit 10.05

ASSIGNMENT AGREEMENT

THIS AGREEMENT, effective as of the 15th day of November, 2010, is hereby entered into by and among the University of New Brunswick ("Assignor"), DarkPulse Technologies Inc. ("Assignee") and for the purpose of section 14 herein, Fantastic North America Inc. ("FNA")

WHEREAS Assignor is willing to sell, assign, and transfer to Assignee its entire right, title and interest in and to certain technologies more particularly described below on the following terms and conditions;

AND WHEREAS Assignor had previously licensed certain technologies to FNA and now wishes to assign such technologies to the Assignee, an affiliate of FNA, and FNA by executing this agreement hereby surrenders any and all right and interest in or under any license agreement granted to FNA by the Assignor over the technologies as more particularly described below,

NOW, THEREFORE, IN CONSIDERATION of the premises and the mutual covenants and agreements set forth hereafter Assignor and Assignee (collectively, the "Parties") agree as follows:

1.	Assignor hereby sells, assigns and transfers to Assignee, its successors and assigns its entire right, title and interest in and to Technologies, together with any Canadian or foreign patents claiming each Technologies, all of which are described by patent filing and annexed as Schedule "A" to this Agreement, and forms part of this Agreement

2.	In consideration of this Agreement, Assignee shall execute and deliver to the Assignor a Convertible Debenture evidencing indebtedness of the Assignee to the Assignor in an amount of one million and five hundred thousand dollars Canadian ($1,500,000.00 (CDN)), The conversion of such debt into common shares in the Assignee shall occur pursuant to the terms of the aforesaid Convertible Debenture.

3.	Assignor makes no representations, conditions, or warranties, either express or implied, with respect to the Technologies. Without limiting the generality of the foregoing, the Assignor specifically disclaims any implied warranty, condition, or representation that the Technologies shall correspond with a particular description, is of merchantable quality, is fit for a particular purpose or is durable for a reasonable period of time Assignor shall not be liable for any loss, whether direct, consequential, incidental, or special which Assignee suffers arising from any defect, error, fault, or failure to perform with respect to the Technologies. Nothing in this Agreement shall be construed as a warranty or representation by Assignor as to title to the Technologies or that anything made, used, sold or otherwise disposed of under the Agreement is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights

4.	Assignee hereby indemnifies, holds harmless and defends the Assignor and, if relevant, its Board of Govemors, officers, employees, faculty, students, invitees, and agents against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the exercise of any rights under this Agreement including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the use of the Technologies or products arising from the Technologies.,

5.	Assignee shall undertake all reasonable registrations and filings required to preserve, protect and perfect the security interests in the Technologies in favour of the Assignor, including without limitation all reasonable registrations and filings under provincial or state personal property security legislation and with any applicable intellectual property offices or registries, and shall provide evidence of same in a written opinion of the Assignee's legal counsel addressed to the Assignor confirming that the Assignor has a perfected security interest in the Technologies in accordance with the intent of this Article, all in a form and having content acceptable to the Assignor's legal counsel, and that same shall be provided to Assignor's legal counsel upon request, and be made available to the Assignor at the Assignee's offices or at any other location as determined by the Assignee from time to time in the Province of New Brunswick, Canada. This clause shall only remain in force for the duration of the Convertible Debenture Agreement between the Assignor (University of New Brunswick) and the Assignee (DarkPulse Technologies Inc.) Once the said Convertible Debenture has been converted to either equity and/or cash by the Assignor in the Assignee this clause will be null and void and of no further force and effect..

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6.	Notwithstanding anything to the contrary herein contained, Assignor hereby warrants and represents to Assignee that Assignor has to the best of its knowledge, belief and ability made full, complete and timely disclosure of any and all information, research, and other material documentation with respect to the Technologies, after having made all reasonable searches and inquiries to inform itself with respect to the contents of this warranty and representation..

7.	Assignor represents and warrants to Assignee, that to the best of its knowledge belief and ability, and after having reviewed the attached Schedule "A" to this Assignment Agreement, being the Technologies, that the Assignor has received all necessary consents, to give full and legal effect to this Assignment Agreement, and that the Assignor, upon the request of the Assignee, shall use its reasonable efforts to obtain and deliver to the Assignee, any and all other documentation, assurances and consents as may be reasonably required by the Assignee from time to time and at any time in the future, to confirm this warranty and representation.

8	Assignee acknowledges that Assignor has the right to use the Technologies for research and educational purposes, and to further develop and improve the Technologies and publish its research results pursuant to the Technologies.

9.	Assignor and Assignee agree that, with respect to derivative work and/or intellectual property developed during a term of two years from the date of execution of this Agreement and which is directly related to the Technologies, that where such derivative work and/or intellectual property has been developed solely by the Assignor's Drs. Colpitts and Brown, or jointly between the Assignor's Drs. Colpitts and Brown and the Assignee prior to the signing of this agreement, or where the Assignor has agreed to support such derivative work be it embodied under a current Canadian Federal funding proposal entitled "Commercialization of Networked Emergency Management Tools (CONNECT)" or any other Program funded by the Canadian Federal Government that the Assignor and Assignee shall negotiate reasonably and in good faith and in advance both the method, timing and scope of any publication of said derivative work and/or intellectual property by or through the Assignor, and the acquisition of said derivative work and/or intellectual property for patenting purposes by the Assignee more particularly described below, provided however that the Assignor and Dr. Colpitts shall be free to publish said derivative work and/or intellectual property thirty (30) days after notification to the Assignee. Dr Brown shall be free to publish any work past, present and/or future as long as it does not contravene any of his duties of loyalty to the Assignee and/or disclose any confidential information that Dr Brown obtains during the course of his duties as an employee of the Assignee and/or his role as advisor to the Board of Directors of the Assignee and/or due to his privileged position as significant shareholder of the Assignee.. Dr Brown warrants and represents that he will be held solely responsible for any damage to the Assignee and its shareholders including but not limited to litigation and/or litigious damages arising from his publication of any derivative work and/or intellectual property.

10.	Whereas the Federal Government of Canada as a funding agency role expects that new technologies derived from the project in Article 9 are held by the Assignor in trust to ensure a later return, and whereas the Assignee agrees to work with the Assignor to advance the development of the Technologies to the extent the Assignor is able and willing, and given the fact that such efforts can be supported through funding offsets that reduce the Assignee's investment, the Assignee shall have the right of first refusal to procure any new technologies derived from a co-sponsored project undertaken by the Assignor (University of New Brunswick) and the Assignee. Should the option not be exercised by the Assignee within six (6) months of written notice, and having not received in writing a confirming interest in said option during that period, the Assignor may proceed to seek third party commercialization. In the event the new technologies are sold to a third party or third parties, the Assignee and Assignor will agree that the Assignor will refund from revenues received from said new technologies, the difference to the Assignee of the cash investment made in the development of the technology less any funds received by the Assignee from the Canadian Government, be it from a Provincial or Federal agency, with respect to the cost of the Assignee's development investment.

11	For clarification, the Assignor and Dr. Colpitts confirm that any work executed under contract, by commission or at the sole cost to the Assignee belongs to the Assignee absolutely and none of the results derived from such work may be published or patented by the Assignor at any time unless agreed to by the Assignee in writing.

12	This Agreement shall be governed by and construed in accordance with the laws of the Province of New Brunswick and any legal proceedings between the Parties with respect to this Agreement shall be submitted to and determined by the Court of Queen's Bench of New Brunswick.

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13.	This Agreement may be modified or amended at any time, upon the mutual agreement in writing of the Parties.

14.	This Agreement shall enure to the benefit of and be binding on the respective successors and assigns of each of the Parties, as the case may be

15.	This Agreement constitutes the entire agreement between the Parties and supercedes all previous agreements between the Parties, relating to the subject matter herein.

16.	FNA hereby executes this agreement for purposes of releasing any and all rights and interest it may have under license agreement granted to it by the assignor in and over the Technologies.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first herein set forth

DARKPULSE TECHNOLOGIES, INC.

Per: /s/ Dennis M. O’Leary
Name: Dennis M. O’Leary
Title: President

12-7-10

FANTASTIC NORTH AMERICA, INC.

Per: /s/ Dennis M. O’Leary
Name: Dennis M. O’Leary
Title: President & CEO

12-7-10

THE UNIVERSITY OF NEW BRUNSWICK

Per: /s/ Gregory Kealey
Name: Gregory Kealey
Title: Provost & Vice President, Research

I, the undersigned, acknowledge I have read the agreement, agree with and will adhere to the terms and conditions as well as the applicable policies of the University, and will ensure that all University personnel working under the agreement will be informed of and will agree to abide by all of the terms and conditions as well as the applicable policies of the University.

/s/ Dr. Bruce Colpitts	Dec 16, 2010
Name: Dr. Bruce Colpitts	Date

I, the undersigned, acknowledge I have read the agreement, agree with and will adhere to the terms and conditions as well as the applicable policies of the University.

/s/ Dr. Anthony Brown	Dec 16, 2010
Name: Dr. Anthony Brown	Date

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